Exhibit 10.29

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (this "Agreement") is dated as of November 27, 2006, between Michael R. Feinsod ("Executive"), Ameritrans Capital Corporation ("Ameritrans"), and Elk Associates Funding Corporation "Elk") (collectively, Ameritrans and Elk are hereinafter referred to as the "Employer").

WHEREAS, Executive is presently employed as President of Ameritrans;

WHEREAS, Subject to U.S. Small Business Administration ("SBA") approval, Executive shall serve as Senior Vice President of Elk.

NOW, THEREFORE BE IT, in consideration of the promises and the mutual covenants hereinafter set forth and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

1.

Employment of Executive.

Effective as of November 27, 2006, Employer hereby agrees to employ Executive, and Executive hereby agrees to be and remain in the employ of Employer, upon the terms and conditions hereinafter set forth.

2.

Employment Period.

Subject to the earlier termination as provided in Section 5, the term of Executive’s employment under this Agreement shall commence as of November 27, 2006 (the "Effective Date"), and shall continue until May 31, 2008 (the "Initial Employment Period").  Upon the expiration of the Initial Employment Period, if the Company is earning, on an annualized basis, $.10 per share of Common Stock, as more fully described in Exhibit A attached hereto, the Initial Employment Period shall be extended until May 31, 2009, (the "Extended Employment Period").  Unless Employer gives notice of non-renewal at least three (3) months prior to the expiration of the Extended Employment Period or Executive gives notice of non-renewal at least three (3) months prior to the expiration of the Extended Employment Period, the term of this Agreement shall be extended for an additional one (1) year period beyond the end of the Extended Employment Period on the same terms and conditions in effect under this Agreement at the time of extension and providing for an annual base salary equal to the Base Salary (as hereinafter defined) in effect at the time of renewal, plus an annual increase during the renewal year of greater of (i) four percent (4%) or (ii) the increase in the Consumer Price Index during such year (the Initial Employment Period, the Extended Employment Period and any extension thereof is hereafter referred to as the "Employment Period").  The parties agree that any Bonus (as hereinafter defined) payable during any renewal period in excess of the minimum Bonus shall be paid solely in the discretion of the Board of Directors of Employer (the "Board").

3.

Duties and Responsibilities.

3.1.

General

  During the Employment Period, Executive shall have the title of President of Ameritrans and upon SBA approval, Senior Vice President of Elk, and shall have duties commensurate with his office and title.  Executive shall report directly to and take direction from Gary C. Granoff (the "CEO") and the Board.  Executive understands that he will be required to work with and coordinate certain business activities with other executives of the Employer in connection with certain projects as directed by Gary C Granoff and the Board.  Executive shall devote all of his business time and expend his best efforts, energies, and skills to the Employer provided, however, Executive shall be allowed to devote such reasonable time as he deems necessary to his personal and family business matters and to fulfill his duties as Managing Member of Infinity Capital LLC, as such duties and responsibilities exist on the date hereof, so long as such time and attention does not (A) interfere with his duties and responsibilities to Employer or (B) violate his obligations under Sections 7 and 8, herein, or any duty, consistent with his status with Employer, as he may be assigned from time to  time by the Board, or Mr. Granoff.

4.

Compensation and Related Matters.

4.1.

Base Salary

.  For each twelve-month period, commencing November 27, 2006, during the Employment Period, (each such period, an "Employment Year"), Employer shall pay to Executive a base salary equal to $336,500 for the first Employment Years at the rate of $348,900 for the second Employment Year, and at the rate of $361,800 for the third Employment Years (with respect to each Employment Year, the "Base Salary").  The Base Salary shall be payable in accordance with the normal payroll procedures of Employer.

4.2.

Annual Bonus

  For each fiscal year during the Employment Period (each, a "Bonus Year"), Executive shall be eligible to receive a bonus for such Bonus Year (a "Bonus"), which Bonus shall not be less than $15,000 for each Bonus Year during the Employment Period, payable pro rata for the first Employment year, any additional Bonus above $15,000 for each Bonus Year shall be in the sole discretion of the Board.  The Bonus for each Bonus Year shall be payable promptly following the determination of the Board thereof, but in no event later than 45 days after the end of such year.

4.3.

Other Benefits

.  During the Employment Period, subject to, and to the extent Executive is eligible under their respective terms, Executive shall be entitled to receive up to an aggregate of $32,500  allocated by Executive as he shall determine in his sole discretion for the following: (i) reimbursement of Executive for the cost of the annual premiums on term life insurance on Executive’s life, (ii) the lease of a car, (iii) parking for Executive’s automobile in Manhattan, (iv) tolls and gas for the automobile in connection with commuting to work, (v) automobile insurance for one car (vi) use of a cell phone and home telephone for business purposes (vii) reimbursement for the premium on Executive’s disability policy, (viii) reimbursement of Executive’s country club dues. In addition, the Company shall pay the Executives family medical health insurance premiums under the Company's current plan up to $20,000, plus any increases that may arise in future years.  At such time or Executive qualifies as a participant, Employer will also make regular contributions to Executive’s SEP IRA account equal to 15% of Executive Base Salary and Bonus, subject to limitations under the plan.

4.4.

Expenses Reimbursement

.  Employer shall reimburse Executive for all business expenses reasonably incurred by him in the performance of his duties under this Agreement upon his presentation of signed and itemized accounts of such expenditures, all in accordance with Employer’s procedures and policies as adopted and in effect from time to time and applicable to its senior management employees.

4.5.

Vacations

.  Executive shall be entitled to 20 business days vacation for the first calendar year of this Agreement, thereafter Executive shall be entitled to 25 business days vacation for each subsequent calendar year during the Employment Period, such vacations to be taken at such time or times as shall not unreasonably interfere with Executive’s performance of his duties under this Agreement.  Unused vacation days shall not carry over to future calendar years.

4.6.

Stock Options

.Employer has granted to the Executive an option to purchase up to 80,000 shares of the Company’s Common Stock. The options shall have such terms and conditions as set forth in the stock option agreement related to such grant.  Employer shall use reasonable efforts to register the sale of Common Stock underlying the option granted to Executive pursuant to a Registration Statement on Form S-8, provided that Form S-8 is available to Employer under the Securities Act of 1933 and the rules and regulations of the Securities and Exchange Commission at the time Executive exercises such options.

4.7.

Office Space: Resources

.  Employer shall provide Executive with sufficient office space, administrative (secretarial) assistance, furnishings, equipment, computer resources, and supplies considered reasonable and necessary for Executive to carry out his duties.

5.

Termination of Employment Period.

5.1.

Termination On May 31, 2008

.  Employer shall, with notice have the right to terminate this agreement on May 31, 2008, if certain performance criteria set forth in Exhibit A hereto have not been met.  Such determination to be made in the sole discretion of the Board.  If Executive is terminated pursuant to this Section 5.1, no Severance Payment (or defined in section 6.1 hereof) shall be paid.  Employer will be paid his Base Salary through the date of termination on the next regular pay date.

5.2.

Termination Without Cause: Voluntary Termination by Executive

.  Employer may, by notice to Executive at any time during the Employment Period, terminate the Employment Period without Cause (as defined below).  The effective date of such termination of Executive from Employer shall be the date that is thirty (30) days following the date on which such notice is given, except as otherwise specifically provided herein.  Executive may, by notice to Employer at any time during the Employment Period, voluntarily resign from Employer and terminate the Employment Period.  The effective date of such termination of Executive from Employer shall be the date that is thirty (30) days following the date on which such notice is given.

5.3.

By Employer for Cause

.  Employer may, at any time during the Employment Period, by notice to Executive, terminate the Employment Period for "Cause."  As used herein, "Cause" shall mean (i) incompetence, fraud, personal dishonesty, or acts of gross negligence or gross misconduct on the part of Executive in the course of his employment, (ii) an intentional breach of this Agreement by Executive that is injurious to Employer, (iii) substantial and continued failure by Executive to perform his duties hereunder, (iv) willful failure by Executive to follow the lawful directions of the CEO or the Board, (v) use of alcohol by Executive or his illegal use of drugs (including narcotics) which in either case is, or could reasonably expected to become, materially injurious to the reputation or business of Employer or which impairs, or could reasonably be expected to impair, the performance of Executive's duties hereunder, (vi) Executive's conviction by a court of competent jurisdiction of, or pleading "guilty" or "no contest" to, (x) a felony, or (y) any other criminal charge (other than minor traffic violations) which has or could reasonably be expected to have a material adverse impact on Employer's reputation and standing in the community, or (vii) Executive's violation of any of the provisions of Section 7 or 8 herein.  Any notice given by Employer pursuant to Section 5.3(ii), (iii), or (iv), above, shall specify in writing in reasonable detail the nature of Executive's action or inaction that is the cause for giving such notice.  Executive will have 30 days to cure, to the reasonable satisfaction of Employer, any action or inaction charged by Employer for Cause under (ii), (iii), or (iv), above.  In the event of a termination of the Employment Period for Cause under (i), (v), (vi), or (vii), above, the Employment Period shall terminate immediately upon notice by Employer of termination for Cause.  In all other cases of a termination of the Employment Period for Cause, the Employment Period shall terminate 30 days after such notice of termination for Cause, unless Executive has satisfactorily cured such actions or inactions.

5.4

By Employee for Good Reason  Executive may, by notice to Employer, at any time during the Employment Period, terminate the Employment Period under this Agreement for "Good Reason."  For the purposes hereof, Executive shall have "Good Reason" to terminate employment with Employer on account of any of the following events without Executive’s consent:  (i) any reduction in the Base Salary; (ii) the failure of Employer to provide employee benefits consistent with Section 4.3, herein; (iii) any requirement by Employer that Executive report to anyone other than the CEO and the Board; (iv) a change in Executive's duties or position, or (v) a "Change of Control" (as defined below); provided however, that the circumstances set forth in this Section 5.4 shall not constitute Good Reason if within 30 days of notice by Executive, Employer cures such circumstances. Notwithstanding anything to the contrary contained in this Section 5.4, if a "Change of Control" occurs during the Employment Period, Executive may terminate for Good Reason only if Executive’s employment is not otherwise subject to a notice of termination under any other provision of this Section 5.  The effective date of such termination shall be the date that is thirty (30) days following the date on which such notice is given.  For purposes of this Section 5.4, a "Change in Control" shall be deemed to have taken place if any "Person" (as such term is defined in Section 3(a)(9) of the Securities Exchange Act of 1934 (the "Exchange Act") and as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act) becomes a "beneficial owner" (as defined in Rule 13-3 under the Exchange Act), directly or indirectly, of securities of the Employer representing 50% or more of the combined voting power of Employer’s then outstanding securities eligible to vote for the election of the Board (the "Voting Securities");’ provided, however, that the event described in this paragraph (b) shall not be deemed to be a Change in Control by virtue of any of the following acquisitions:  (i) any Employer or any subsidiary of Employer in which Employer owns more than 50% of the combined voting power of such entity (a "Subsidiary"), (ii) by any employee benefit plan (or related trust) sponsored or maintained by Employer or any Subsidiary, (iii) by any underwriter temporarily holding Employer’s Voting Securities pursuant to an offering of such Voting Securities, or (vi) pursuant to any acquisition by Executive or any group or persons including Executive (or any entity controlled by Executive or any group of persons including Executive).

5.5

Disability

.  During the Employment Period, if, as a result of physical or mental incapacity or infirmity, Executive shall be unable to perform his duties under this Agreement for (i) a continuous period of at least 180 days, or (ii) periods aggregating at least 180 days during any period of 12 consecutive months (each, a "Disability Period"), and at the end of the Disability Period there is no reasonable probability that Executive can promptly resume his duties hereunder with or without reasonable accommodation, Executive shall be deemed disabled (the "Disability") and Employer, by notice to Executive, shall have the right to terminate the Employment Period for Disability at, as of, or after the end of the Disability Period.  The existence of the Disability shall be determined by a reputable, licensed physician selected by Executive in good faith, whose determination shall be final and binding on the parties.  Executive shall cooperate in all reasonable respects to enable an examination to be made by such physician.

5.6

Death

.  The Employment period shall end on the date of Executive’s death.

Any termination under this Section 5 shall act as a notice of non-renewal of this Agreement pursuant to Section 2 herein.

6.

Termination Compensation

6.1.

Termination Without Cause by Employer

.  If the Employment Period is terminated by Employer without Cause pursuant to the provisions of Section 5.2 hereof, Employer will pay to Executive his Base Salary through the date of termination on the next regular pay date and a lump sum payment equal to the product of (x) Executive’s Base Salary and Bonus (or portion thereof), if any, paid for the most recent Bonus Year multiplied by (y) the number of years (and fractional portions thereof) remaining in (i) the Initial Employment Period, if termination occurs during the Initial Employment Period, or (ii) the Extended Employment Period, if termination occurs during the Extended Employment Period (such payment hereinafter referred to as a "Severance Payment").  In calculating the Severance Payment, such payment shall include adjustments in Base Salary (as set forth in Section 4.1) that would have occurred during the remainder of the Initial  Employment Period or Extended Employment Period, as the case may be, had Executive's employment not been terminated.  In addition, provided the date of termination under Section 5.2 is after the end of a calendar year for which a Bonus is payable, but prior to the date of payment, Employer shall also pay to Executive the Bonus for such Bonus Year.  Further, Employer shall have the obligation to continue the benefits provided for in Section 4 past the date of termination through the balance of the Initial Employment Period if termination occurs during such period or the Extended Employment Period remaining as the care may be, at the time of termination.

6.2.

Termination by Executive for Good Reason

.  Except as otherwise specifically provided herein, if the Employment Period is terminated by Executive for Good Reason pursuant to the provisions of Section 5.4, hereof, Employer will pay to Executive his Base Salary through the date of termination on the next regular pay date and in a lump-sum, the Severance Payment, and provide benefits and any accrued but unpaid Bonus pursuant to the terms set forth in Section 6.1.

6.3.

[INTENTIONALLY LEFT BLANK]

6.4.

Certain Other Terminations

.  If the Employment Period is terminated by Employer on account of Executive’s Disability pursuant to the provisions of Section 5.5, or by death, pursuant to the provisions of Section 5.6, Employer shall pay to Executive, on the next regular pay date, Executive’s Base Salary through the date of termination.  Provided the date of termination under Section 5.5, or 5.6 is after the end of a calendar year for which a Bonus is payable, but prior to the date of payment, Employer shall also pay to Executive or Executive’s representatives, as the case may be, the Bonus for such Bonus Year.  In the event that the Employment Period is terminated by Employer on account of Disability pursuant to the provisions of Section 5.5 or on account of death pursuant to the provisions of Section 5.6 and provided Executive has been employed for at least six months during the Bonus Year of termination, Employer shall also pay to Executive a portion of the Bonus for the Bonus Year of termination prorated through the date of termination.  If the Employment Period is terminated by Employer for Cause pursuant to Section 5.3 or by Employee without Good Reason pursuant to Section 5.2, Employer shall pay to Executive, on the next regular pay date, Executive’s Base Salary through the date of termination.  Provided the date of termination under Section 5.2, or 5.3 is after the end of a calendar year for which a Bonus is payable, but prior to the date of payment, Employer shall also pay to Executive the Bonus for such Bonus Year.  Employer shall have no obligation to continue any other benefits provided for in Section 4 past the date of termination, other than as required by law.

6.5.

Payment; No Other Termination Compensation

.  Any payment pursuant to this Section 6, with respect to which a payment date has not otherwise been specified, shall be made in a lump sum within forty five (45) business days following the date of such termination.

7.

Confidentiality.

Unless otherwise required by law or judicial process, Executive shall retain in confidence during the Employment Period and after termination of Executive’s employment with Employer pursuant to this Agreement all confidential information known to Executive concerning Employer and its businesses.  The obligations of Executive pursuant to this Section 7 shall survive the expiration or termination of this Agreement.

8.

Noncompetition.

As a result of his employment with the Company and his knowledge of the Company’s business, customer relationships and/or know-how, the Executive agrees that he will not, during his employment with the Company and for a period of 12 months immediately following termination of such employment without the prior written consent of the Company, enter into any competitive business, employment or endeavor or in any way to enter the employ of, consult for, or own, directly or indirectly, any interests in any person or entity engaged in any business in which the Company or any of its subsidiaries is engaged, or otherwise compete, directly or indirectly, with the Company or any of its subsidiaries in any manner ("Competitive Activity").  Notwithstanding any provision contained in this Section 8 to the contrary, Competitive Activity shall exclude those activities related to personal and family business and Infinity Capital LLC as described in Section 3.1, as such activities existed on the date hereof.

9.

Nonsolicitation.

During the Employment Period and for a period of one (1) year thereafter (the "Nonsolicitation Period"), Executive shall not directly or indirectly solicit to enter into the employ of any other Entity, or hire, any of the employees of Employer.  During the Employment Period, and for a period of one year thereafter, Executive shall not, directly or indirectly, solicit, hire, or take away or attempt to solicit, hire, or take away (i) any customer or client of Employer (ii) any former customer or client (that is, any customer or client who ceased to do business with Employer during the three (3) years immediately preceding such date) without Employer’s prior written consent.  The obligations of Executive pursuant to this Section 9 shall survive the expiration or termination of this Agreement.

10.

Successors; binding Agreement.

This Agreement and all rights of Executive hereunder shall inure to the benefit of and be enforceable by Executive and Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, divises, and legatees.  If Executive should die while any amounts would still be payable to him hereunder if he had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to executive’s devisee, legatee, or other beneficiary or, if there be no such beneficiary, to Executive’s estate.

11.

Survivorship.

The respective rights and obligations of the parties hereunder shall survive any termination of this Agreement to the extent necessary to the intended preservation of such rights and obligations.

12.

Miscellaneous.

12.1.

Notices

.  Any notice, consent, or authorization required or permitted to be given pursuant to this Agreement shall be in writing and sent to the party for or to whom intended, at the address of such party set forth below, by registered or certified mail, postage paid (deemed given five days after deposit in the U.S. mails) or personally delivered or sent by facsimile transmission (deemed given upon receipt), or at such other address as either party shall designate by notice given to the other in the manner provided herein.

If to Employer

Ameritrans Capital Corporation

Elk Associates Funding Corporation

747 Third Avenue, 4th Floor

New York, New York 10017

Attn:  Board of Directors

If to Executive

To Mr. Michael R. Feinsod at his home address as reflected in the records of Employer

12.2.

Taxes

  Employer is authorized to withhold (from any compensation or benefits payable hereunder to Executive) such amounts for income tax, social security, unemployment compensation, and other taxes as shall be necessary or appropriate in the reasonable judgment of Employer to comply with applicable laws and regulations.

12.3.

Governing Law

.  This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York, without reference to the principles of conflicts of laws therein.

12.4.

Arbitration

.  Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in the city in which Employer’s main corporate headquarters is then located in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association, before a single arbitrator.  Judgment may be entered on the arbitration award in any court having jurisdiction.

12.5.

Headings

.  All descriptive headings in this Agreement are inserted for convenience only, and shall be disregarded in construing or applying any provisions of this Agreement.

12.6.

Counterparts

.  This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which, together shall constitute one and the same instrument.

12.7.

Severability

.  If any provision of this Agreement, or any part thereof, is held to be unenforceable, the remainder of such provision and this Agreement, as the case may be, shall nevertheless remain in full force and effect.

12.8.

Entire Agreement and Representation

.  This Agreement contains the entire agreement and understanding between Employer and Executive with respect to the subject matter hereof.  No representations or warranties of any kind or nature relating to Employer or its several businesses, or relating to Employer’s assets, liabilities, operations, future plans, or prospects have been made by or on behalf of Employer to Executive.  This Agreement supersedes any prior agreement between the parties relating to the subject matter hereof.

12.9.

Amendment and Waiver.  This Agreement may be amended or modified only by a written instrument executed by both Employer and Executive.  No waiver by either of the parties of their rights shall be deemed to constitute a waiver with respect to any subsequent occurrences or transactions hereunder unless such waiver specifically states that it is to be construed as a continuing waiver.

12.10.

Validity

.  The invalidity of unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision or provisions of this Agreement, which shall remain in full force and effect.  If any provision of this Agreement is held to be invalid, void, or unenforceable in any jurisdiction, any court or arbitrator so holding shall substitute a valid, enforceable provision that preserves, to the maximum lawful extent, the terms and intent of such provisions of this Agreement.  If any of the provisions of, or covenants contained in, this Agreement are hereafter construed to be invalid or unenforceable in any jurisdiction, the same shall not affect the remainder of the provisions or the enforceability thereof in any other jurisdiction, which shall be given full force and effect, without regard to the invalidity or unenforceability is such other jurisdiction.  Any such holding shall affect such provision of this Agreement, solely as to that jurisdiction, without rendering that or any other provisions of this Agreement, solely as to that jurisdiction, without rendering that or any other provisions of this Agreement invalid, illegal, or unenforceable in any other jurisdiction.  If any covenant should be deemed invalid, illegal, or unenforceable because its scope is considered excessive, such covenant will be modified so that the scope of the covenant is reduced only to the minimum extent necessary to render the modified covenant valid, legal, and enforceable.

IN WITNESS WHEREOF, the parties here to have executed this Agreement as of the date first above written.

AMERITRANS CAPITAL CORPORATION

By:  /s/ Gary C. Granoff

Gary C. Granoff, Chairman CEO and CFO

ELK ASSOCIATES FUNDING CORPORATION

By:  /s/ Gary C. Granoff

Gary C. Granoff

               /s/ Michael R. Feinsod

Michael R. Feinsod

Exhibit 10.29

EXHIBIT A

Performance criteria for extension of Initial Employment Period:

1.  On or before May 31, 2008, the Company has earned $.10 per share of Common Stock per annum after payment of all dividends due and payable on the Company outstanding Preferred Stock.